Exhibit 5.1

April 26, 2023

Crown Castle Inc.

$600,000,000 4.800% Senior Notes due 2028

$750,000,000 5.100% Senior Notes due 2033

Ladies and Gentlemen:

We have acted as counsel to Crown Castle Inc., a Delaware corporation (the “Company”), in connection with the Prospectus Supplement, dated April 24, 2023 (the “Prospectus Supplement”), of the Company, filed with the Securities and Exchange Commission (the “Commission”) and relating to the issuance and sale by the Company of $600,000,000 aggregate principal amount of the Company’s 4.800% Senior Notes due 2028 and $750,000,000 aggregate principal amount of the Company’s 5.100% Senior Notes due 2033 (together, the “Notes”). The Notes will be issued under the indenture dated as of February 11, 2019 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture dated as of April 26, 2023 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee, in accordance with the Underwriting Agreement, dated April 24, 2023 (the “Underwriting Agreement”), among Barclays Capital Inc., BofA Securities, Inc., Credit Agricole Securities (USA) Inc., Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc. and SG Americas Securities, LLC, as Representatives of the several Underwriters listed on Schedule I thereto (the “Underwriters”), and the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) the resolutions adopted by the Board of Directors of the Company on February 18, 2021; (d) the resolutions adopted by unanimous written consent of the Board of Directors of the Company on April 18, 2023; (e) the Registration Statement on Form S-3 (Registration No. 333-254500), filed with the Commission on March 19, 2021 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Act”), of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company; and (f) the Indenture and the forms of Notes included therein. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, (a) the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, and assuming due authentication of the Notes by the Trustee, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Validity of the Notes” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on April 26, 2023, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Crown Castle Inc.

8020 Katy Freeway

Houston, Texas 77024

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